Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Fourth Quarter and Fiscal 2014 Results

YORK, Pa.--(BUSINESS WIRE)--March 12, 2015--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for its fiscal fourth quarter and full year ended January 31, 2015.

Fourth Quarter Results

  Comparable store sales increased 4.3% in the fourth quarter compared with the prior year period.
  Adjusted EBITDA was $113.1 million in the fourth quarter of fiscal 2014. (Adjusted EBITDA is not a measure recognized under generally accepted accounting principles – see Note 1.) The current year fourth quarter included a $10.8 million gain associated with an insurance settlement, of which approximately $1.9 million was attributed to profit recovery and approximately $8.9 million to asset recovery. Excluding the financial impact of the asset recovery, Adjusted EBITDA was approximately $104.3 million in the fourth quarter of fiscal 2014, compared with $103.7 million in the fourth quarter of fiscal 2013.
  Net income in the fourth quarter of fiscal 2014 was $71.7 million, or $3.55 per diluted share, compared with net income of $61.3 million, or $3.04 per diluted share, in the comparable prior year period. Fourth quarter of fiscal 2014 results include income of $0.53 per diluted share associated with the gain on the insurance recovery, of which approximately $0.09 was attributed to profit recovery and $0.44 to asset recovery.

Fiscal 2014 Results

  Comparable store sales increased 0.2% in fiscal 2014 compared with the prior year.
  Adjusted EBITDA was $153.7 million in fiscal 2014, inclusive of the aforementioned gain associated with an insurance settlement. Excluding the asset recovery portion of the insurance settlement, Adjusted EBITDA was approximately $144.8 million in fiscal 2014, compared with $166.0 million in fiscal 2013.
  The net loss in fiscal 2014 was $7.0 million, or $0.36 per diluted share, compared with a prior year net loss of $3.6 million, or $0.19 per diluted share. Fiscal 2014 results include income of $0.56 per diluted share associated with the gain on the insurance recovery, of which approximately $0.10 was attributed to profit recovery and $0.46 to asset recovery.

Comments

Kathryn Bufano, President and Chief Executive Officer, commented, “We were pleased with our sales performance in the fourth quarter in both stores and eCommerce. However, increased promotional activity in support of our initiative to drive incremental traffic as well as higher delivery expenses associated with our omnichannel operations resulted in a reduced gross margin rate in the fourth quarter. We managed our inventory such that we ended the period in line with our sales trend and well-positioned for spring selling.”

Ms. Bufano continued, “As we look ahead, we are excited for continued progress on our initiatives. We are focused on building compelling assortments, refocusing our brand, driving our omnichannel business, maximizing operating efficiency and managing our inventory for profitability. To that end, we are looking forward to the opening of our new eCommerce fulfillment center, which we expect will facilitate significant expansion of our shipping capacity with improved operational efficiency and support the fastest growing area of our business. Investments such as this will continue paving the way for sustainable long-term profitable growth.”

Fourth Quarter Summary

Comparable store sales in the fourth quarter of fiscal 2014 increased 4.3%, with growth in both store and eCommerce operations. Total sales in the period increased 3.0% to $942.6 million, compared with $914.9 million in the fourth quarter of fiscal 2013. Top performing merchandise categories included cold weather and active apparel and home. We continued our trend of double-digit sales growth in eCommerce in the period, the result of expanded product offerings and an additional online event.

Other income in the fourth quarter of fiscal 2014 was $20.9 million, an increase of $1.1 million over the comparable prior year period. The increase was largely the result of increased revenues associated with our proprietary credit card operations. Proprietary credit card sales, as a percentage of total sales, increased 87 basis points to 45.2% in the fourth quarter of fiscal 2014.

Gross margin decreased $2.2 million to $329.5 million in the fourth quarter of fiscal 2014 as compared with the comparable prior year period. The gross margin rate in the period decreased 130 basis points to 35.0% of net sales, primarily due to increased markdowns and distribution and delivery costs associated with our omnichannel selling efforts.

Selling, general and administrative (“SG&A”) expense in the fourth quarter of fiscal 2014 increased marginally to $248.0 million from $247.8 million in the fourth quarter of fiscal 2013 as savings from our expense efficiency initiative were offset by continued investment in omnichannel operations and information technology services and increased advertising expenses. The SG&A expense rate decreased 78 basis points to 26.3% of net sales in the fourth quarter of fiscal 2014 due to the increased sales volume.

In the fourth quarter of 2014, we recorded a gain of $10.8 million for an insurance settlement, of which approximately $1.9 million was attributed to profit recovery and approximately $8.9 million to asset recovery. The settlement resulted from claims associated with one store that experienced fire damage, resulting in temporary closure to allow for repairs and restoration.

We recorded non-cash impairment charges of $2.0 million related to reductions in the reported carrying value of certain long-lived and intangible assets, compared with $5.8 million of similar charges in the fourth quarter of fiscal 2013.

Full Year Summary

Comparable store sales increased 0.2% in fiscal 2014. Total sales in the period decreased 0.5% to $2.756 billion from $2.770 billion in fiscal 2013. eCommerce sales increased over 25% in fiscal 2014, the fifth consecutive year of sales growth in excess of 20%, driven by an expanded merchandise assortment, increased marketing expenditures and ongoing technology investments to improve the customer experience.

Other income in fiscal 2014 was $66.7 million, an increase of $2.7 million over fiscal 2013 results. Our proprietary credit card operations fueled this growth, as revenues associated with said operations increased in tandem with increased loyalty program sales. Proprietary credit card sales, as a percentage of total sales, increased 144 basis points to 48.8% in fiscal 2014.

Gross margin decreased $18.1 million to $983.3 million in fiscal 2014 as compared with fiscal 2013. The gross margin rate decreased 48 basis points to 35.7% as we incurred increased markdowns and distribution and delivery costs associated with our omnichannel operations in the current year.

In fiscal 2014, SG&A expense was $907.0 million, an increase of $7.7 million over fiscal 2013 results, largely driven by increased marketing expenditures and investment in information technology services and omnichannel operations. The SG&A expense rate increased 44 basis points to 32.9% in fiscal 2014.

Net interest expense decreased $6.9 million to $61.7 million in fiscal 2014 as compared with fiscal 2013, primarily due to reductions in cash fees and amortization of deferred fees in the period and a reduction in the borrowing rates associated with our revolving credit facility.

In fiscal 2013, we incurred a loss on extinguishment of debt of $4.4 million, primarily related to the tender and redemption of certain of our senior notes. We recorded minimal similar charges in fiscal 2014 related to the prepayment of mortgage debt.

Guidance

Ms. Bufano stated, “Our fiscal 2015 guidance, which excludes any potential impact associated with an early termination of our mortgage facilities, is as follows: Adjusted EBITDA in a range of $150 million to $160 million, earnings per diluted share in a range of a loss of $0.25 to earnings of $0.25 and cash flow (see Note 2) in a range of $5 million to $15 million. Assumptions reflected in our full-year guidance include the following:

  A comparable store sales performance ranging from a 2.0% to 3.0% increase;
  A gross margin rate ranging from a decrease of 40 basis points to flat with the fiscal 2014 rate of 35.7%;
  An SG&A expense rate ranging from a 30- to 40-basis-point decrease from the fiscal 2014 rate of 32.9%;
  Capital expenditures not to exceed $75 million, net of external contributions; and
  An estimated 21 million average diluted shares outstanding.”

Ms. Bufano noted, “The potential impact associated with an early termination of the mortgage facilities includes the make-whole provision in the agreements, which could range up to approximately $12 million.”

Ms. Bufano added, “Our excess borrowing capacity under our revolving credit facility was approximately $383 million at the end of fiscal 2014.”

Call Details

The Company’s quarterly conference call to discuss fourth quarter and fiscal 2014 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 765-5576 at 9:55 a.m. Eastern time and reference conference ID 8736316. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, March 19, 2015. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 8736316. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2015 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income (loss), plus depreciation and amortization, amortization of lease-related interests and impairment charges, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	January 31,	February 1,
(Unaudited)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$8,753	$7,058
Merchandise inventories	734,956	709,733
Prepaid expenses and other current assets	93,394	76,285
Total current assets	837,103	793,076
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $910,494 and $865,111 at January 31, 2015 and February 1, 2014, respectively	641,996	640,004
Deferred income taxes	15,781	15,765
Intangible assets, net of accumulated amortization of $64,451 and $62,068 at
January 31, 2015 and February 1, 2014, respectively	90,151	102,800
Other long-term assets	23,483	25,584
Total assets	$1,608,514	$1,577,229
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$208,882	$200,465
Accrued payroll and benefits	28,848	28,343
Accrued expenses	158,022	150,595
Current maturities of long-term debt	6,788	7,363
Current maturities of obligations under capital leases	3,961	3,797
Deferred income taxes	24,478	22,744
Total current liabilities	430,979	413,307
Long-term debt, less current maturities	850,963	804,372
Obligations under capital leases, less current maturities	45,016	48,977
Other long-term liabilities	193,908	182,617
Total liabilities	1,520,866	1,449,273
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,818,323 and 17,846,457 at January 31, 2015 and February 1, 2014, respectively	178	178
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at January 31, 2015 and February 1, 2014	30	30
Treasury stock, at cost - 337,800 shares at January 31, 2015 and February 1, 2014	(1,387)	(1,387)
Additional paid-in-capital	161,359	160,772
Accumulated other comprehensive loss	(80,405)	(50,448)
Retained earnings	7,873	18,811
Total shareholders' equity	87,648	127,956
Total liabilities and shareholders' equity	$1,608,514	$1,577,229

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands, except per share data)	January 31,	February 1,	January 31,	February 1,
(Unaudited)	2015	2014	2015	2014

Net sales	$942,590	$914,863	$2,756,237	$2,770,068
Other income	20,879	19,756	66,659	63,992
	963,469	934,619	2,822,896	2,834,060

Costs and expenses:
Costs of merchandise sold	613,107	583,144	1,772,953	1,768,672
Selling, general and administrative	248,009	247,810	907,036	899,363
Gain on insurance recovery	(10,779)	-	(10,779)	-
Depreciation and amortization	22,440	20,624	90,118	85,872
Amortization of lease-related interests	1,100	1,155	4,542	4,543
Impairment charges	2,045	5,778	2,492	6,230
Income from operations	87,547	76,108	56,534	69,380
Interest expense, net	15,512	15,840	61,736	68,587
Loss on extinguishment of debt	-	136	153	4,433

Income (loss) before income taxes	72,035	60,132	(5,355)	(3,640)
Income tax provision (benefit)	297	(1,207)	1,619	(84)

Net income (loss)	$71,738	$61,339	$(6,974)	$(3,556)

Basic income (loss) per share	$3.56	$3.06	$(0.36)	$(0.19)

Diluted income (loss) per share	$3.55	$3.04	$(0.36)	$(0.19)

Other financial data:
Adjusted EBITDA (1)	$113,132	$103,665	$153,686	$166,025

(1) Adjusted EBITDA reconciliation

The following table reconciles net income (loss) to Adjusted EBITDA for the periods indicated:

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands)	January 31,	February 1,	January 31,	February 1,
(Unaudited)	2015	2014	2015	2014

Net income (loss)	$71,738	$61,339	$(6,974)	$(3,556)
Adjustments:
Income tax provision (benefit)	297	(1,207)	1,619	(84)
Loss on extinguishment of debt	-	136	153	4,433
Interest expense, net	15,512	15,840	61,736	68,587
Depreciation and amortization	22,440	20,624	90,118	85,872
Amortization of lease-related interests	1,100	1,155	4,542	4,543
Impairment charges	2,045	5,778	2,492	6,230
Adjusted EBITDA	$113,132	$103,665	$153,686	$166,025

CONTACT:
The Bon-Ton Stores, Inc.
Kim George, 717-751-3071
Divisional Vice President
Investor Relations
kim.george@bonton.com